SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.)

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NATIONWIDE VARIABLE INSURANCE TRUST
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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NATIONWIDE VARIABLE INSURANCE TRUST
1200 River Road, Suite 1000
Conshohocken, Pennsylvania 19428
(800) 848-6331

April 16, 2009

Dear Shareholders:

     The enclosed Information Statement details a recent subadviser change relating to the NVIT Multi Sector Bond Fund (formerly, Van Kampen NVIT Multi Sector Bond Fund) (the “Fund”), a series of Nationwide Variable Insurance Trust (the “Trust”).

     Specifically, the Board of Trustees of the Trust (the “Board”) has approved, with respect to the Fund, the selection of Logan Circle Partners, L.P. (“Logan Circle”) to serve as subadviser to the Fund. At the same time, the Board approved the termination of Morgan Stanley Investment Management Inc. (“Morgan Stanley”), as subadviser to the Fund. These changes became effective on February 2, 2009. The Trust has received an exemptive order from the U.S. Securities and Exchange Commission that allows certain subadviser changes to be made without shareholder approval (the “Manager of Managers Order”). The Manager of Managers Order instead requires that this Information Statement be sent to you.

     The Board approved the replacement of Morgan Stanley with Logan Circle upon the recommendation of Nationwide Fund Advisors (“NFA”), the investment adviser to the Fund. This recommendation was based on several factors, including:

  NFA’s dissatisfaction with the performance of the Fund’s assets managed by Morgan Stanley;
  Logan Circle’s investment process, experience, and performance with multi-sector fixed-income products;
  Logan Circle’s particular focus on credit and security selection, as well as its experience trading specific types of fixed-income securities; and
  Logan Circle’s investment personnel who would be managing the Fund.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

/s/Eric E. Miller
Eric E. Miller
Secretary, Nationwide Variable Insurance Trust

NATIONWIDE VARIABLE INSURANCE TRUST
1200 River Road, Suite 1000
Conshohocken, Pennsylvania 19428
(800) 848-6331

INFORMATION STATEMENT

     The Board of Trustees (the “Board”) of Nationwide Variable Insurance Trust (the “Trust”) is furnishing this Information Statement with respect to the NVIT Multi Sector Bond Fund (formerly, Van Kampen NVIT Multi Sector Bond Fund)(the “Fund”). All owners (“Contract Owners”) of variable annuity contracts or variable life insurance policies (“variable contracts”) who, as of February 2, 2009, had selected the Fund as an underlying investment option within their variable contract will receive this Information Statement. This Information Statement will be sent to Contract Owners on or about April 24, 2009. The Information Statement is also available online at www.nationwide.com/mutualfunds. The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”), which permits Nationwide Fund Advisors (“NFA”), the Fund’s investment adviser, to hire new subadvisers which are unaffiliated with NFA, to terminate subadvisory relationships and to make changes to existing subadvisory agreements with the approval of the Board, but without obtaining shareholder approval; provided, among other things, that the Fund send to its shareholders (or, in this case, the Contract Owners who have selected the Fund as an investment option) an information statement describing any new subadviser within 90 days of hiring such subadviser.

     WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

     The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA. Pursuant to the Investment Advisory Agreement, NFA may select one or more subadvisers for the Fund and supervises the Fund’s daily business affairs, subject to the supervision and direction of the Board. NFA selects subadviser(s) it believes will provide the Fund with high quality investment management services consistent with the Fund’s investment objective. NFA is responsible for the overall monitoring of the Fund’s subadviser(s).

     Effective February 2, 2009, Logan Circle Partners, L.P. (“Logan Circle”) serves as subadviser to the Fund, replacing Morgan Stanley Investment Management, Inc. (“Morgan Stanley”). As a result of this change, the assets of the Fund previously subadvised by Morgan Stanley are now subadvised by Logan Circle.

     Logan Circle is independent of NFA, and discharges its responsibilities subject to the oversight and supervision of NFA. Logan Circle is paid by NFA from the fees NFA receives from the Fund. In accordance with procedures adopted by the Board, the subadviser may effect portfolio transactions through an affiliated broker-dealer that receives brokerage commissions in connection therewith as permitted by applicable law.

     The purpose of this Information Statement is to report the selection of Logan Circle, located at 1717 Arch Street, Suite 1500, Philadelphia, PA 19103, as subadviser to the Fund. Logan Circle began serving as Fund subadviser on February 2, 2009, following action taken by the Board on January 16, 2009 to approve Logan Circle as subadviser to the Fund. The decision by the Board to approve Logan Circle as subadviser, as well as other important information, is described in more detail below.

RECOMMENDATION TO APPROVE SUBADVISER

     As part of NFA’s duties to select and supervise the Fund’s subadvisers, NFA is responsible for communicating performance expectations to, and evaluating the performance of a subadviser and recommending to the Board whether new subadvisers should be hired or whether a subadviser’s contract with the Trust should be renewed, modified or terminated. NFA periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

     As part of its ongoing monitoring duties, NFA reviewed the recent performance of the Fund and the allocation of the Fund’s assets to the subadviser. NFA determined that the assets managed by Morgan Stanley had failed to achieve the goal of outperformance of its benchmark, the Multi Sector Bond Composite Index. NFA determined that Morgan Stanley's overall performance over time was unsatisfactory, especially as compared to other mutual funds with similar investment objectives and strategies. This was due considerably to an overweight of the Fund’s investment portfolio in privately issued mortgage-backed securities, i.e., those not issued by the U.S. government or a U.S. government agency (“Non-Agency Securities”). Therefore, NFA recommended that the Board replace Morgan Stanley as subadviser to the Fund.

     Due to recent poor market conditions and the Fund’s significant holdings of Non-Agency Securities, NFA employed a subadviser selection process that was driven primarily by specific qualitative criteria, as opposed to more quantitative criteria. Of particular importance was a subadviser’s familiarity with Non-Agency Securities and its ability to trade such securities in an orderly fashion, as well as the quality of its management of other types of fixed-income securities in which the Fund invests. NFA also examined the performance history of any potential subadviser, its experience managing other registered investment companies, and its ability to provide strong overall multi-sector fixed-income portfolio management. Discussions and on-site due diligence visits were conducted with the potential subadvisers that met these criteria.

Logan Circle

     Of the list of proposed subadvisers, NFA believed Logan Circle to be the best overall selection as the subadviser to the Fund. Logan Circle was selected for a number of reasons, including its: (1) investment strategy; (2) security and sector selection process; (3) portfolio construction methodology; (4) previous experience managing portfolios that include NonAgency Securities; (5) familiarity with the ability to effectively trade, where appropriate, Non-

Agency Securities; and (6) performance and investment management team. Logan Circle’s investment strategy is focused on security and sector selection within a duration-neutral portfolio. Logan Circle believes that proprietary, bottom-up fundamental research designed to identify the relative value of individual securities and market sectors, coupled with nimble trading where opportunities are presented, provides optimal results.

     The Fund is managed by Ryan K. Brist, CFA, Stephen R. Cianci, CFA, Scott J. Moses, CFA and Timothy L. Rabe, CFA. They are jointly responsible for the day-to-day management of the portfolio including selection of the Fund’s investments.

Ryan K. Brist is the chief investment officer and senior portfolio manager for Logan Circle. Prior to joining Logan Circle in November 2007, he was co-head of the fixed income department at Delaware Investments, where he oversaw the fixed income investment process and was primarily responsible for the total return-based products from October 2000 to November 2007. Mr. Brist holds a bachelor’s degree in finance from Indiana University.

Stephen R. Cianci is a senior portfolio manager at Logan Circle. Prior to joining Logan Circle in November 2007, he worked at Delaware Investments as a senior portfolio manager from November 1992 to November 2007. He is adjunct professor of finance and a member of the Business Advisory Council at Widener University, where he also earned his bachelor’s and MBA degrees.

Scott J. Moses is a senior portfolio manager at Logan Circle. Prior to joining Logan Circle in November 2007, Mr. Moses was employed by Delaware Investments as a research analyst from August 2000 to March 2006 and as the head of the emerging markets fixed income team from March 2006 to November 2007. Mr. Moses received a bachelor’s degree in business administration from Washington and Lee University.

Timothy L. Rabe is senior portfolio manager at Logan Circle. Prior to joining Logan Circle in November 2007, he was head of the high yield team at Delaware Investments from June 2002 to November 2007, responsible for investing strategy for all high yield fixed income funds and strategies of the firm. Mr. Rabe received a bachelor’s degree in finance from University of Illinois.

     Based on the foregoing considerations, NFA decided to recommend to the Board that Logan Circle be approved as subadviser to the Fund.

BOARD CONSIDERATIONS

     At Board meetings held in-person on December 3, 2008 and January 16, 2009, the Board, including the Trustees who are not considered “interested persons” under the Investment Company Act of 1940 (the “1940 Act”) (“Independent Trustees”), discussed and unanimously approved the termination of Morgan Stanley as a subadviser to the Fund and the hiring of Logan Circle as subadviser to the Fund. The Trustees were provided with detailed materials relating to Logan Circle in advance of and at these meetings. The Independent Trustees met in executive session with their independent legal counsel prior to the meetings to discuss information relating to the replacement of Morgan Stanley with Logan Circle and the possible effect on the Fund. The material factors and conclusions that formed the basis for the approval are discussed below.

The Nature, Extent, and Quality of the Services Provided by Logan Circle, as Subadviser.

     The Board reviewed Morgan Stanley’s performance record for the 1-, 3- and 5-year periods, noting that returns continued on a downward trend relative to both the Fund’s benchmark and fixed-income funds peer group. The Board reviewed Logan Circle’s investment strategy for multi-sector fixed income products, as well as Logan Circle’s process and performance record with respect to Non-Agency Securities. The Board also examined and considered the experience of the investment personnel of Logan Circle that would be managing the Fund.

     The Board stated their belief that any change in subadviser should not result in a change in the overall advisory fees paid by the Fund. The Board noted that NFA proposed to pay Logan Circle’s subadvisory fees out of the advisory fee that NFA receives. As a result, there would be no change in the advisory fees paid by the Fund.

     Investment Performance. The Board evaluated the Fund’s investment performance and considered the performance of the portfolio managers who were expected to manage the Fund on behalf of Logan Circle. The Board also reviewed the comparative performance of the Fund based on data provided by Lipper. The Trustees concluded that the historical investment performance record of the portfolio managers who were expected to manage the Fund, in combination with various other factors, supported a decision to approve the subadvisory agreement.

     Fee Level. The Board considered the Fund’s overall fee level and noted that the overall expenses of the Fund would remain the same under the subadvisory agreement, as Logan Circle’s fee are paid out of the advisory fee that NFA receives from the Fund. The Board concluded that the subadvisory fees to be paid to Logan Circle were fair and reasonable.

     Economies of Scale. The Board noted that the Fund’s current advisory and subadvisory fee schedules include breakpoints that are intended to result in fee reductions to shareholders over time as assets increase.

     Profitability; Fall-Out Benefits. The Board considered the factor of profitability to Logan Circle as a result of the subadvisory relationship with the Fund. In addition, the Board considered whether any “fall-out” or ancillary benefits would accrue to Logan Circle as a result of its relationship with the Fund. However, since the subadvisory relationship with Logan Circle is new, the Board determined that it was not possible to accurately assess either factor at this time.

     Terms of the Subadvisory Agreement. The Board reviewed the terms of the subadvisory agreement and noted that the terms are identical in all material respects as the terms of the subadvisory agreements that the Trust currently has in place with other unaffiliated subadvisers.

The Board concluded that the terms were fair and reasonable.

     Conclusion. Based on this information, the Board, including all of the Independent Trustees, concluded that the nature, extent and quality of the subadvisory services to be provided by Logan Circle were appropriate for the Fund in light of its investment objective. The totality of multiple factors taken together, instead of any single factor, informed the Board’s decision. The Board of Trustees concluded that the approval of the subadvisory agreement was in the best interests of the Fund and its shareholders and unanimously approved the subadvisory agreement.

THE SUBADVISORY AGREEMENT

     The subadvisory agreement with Logan Circle, dated February 2, 2009 (the “Agreement”), was approved by the Board on January 16, 2009. In accordance with the Manager of Managers Order, the Agreement will not be submitted to the Fund’s shareholders for their approval. The following is a brief summary of the material terms of the Agreement.

     Term. The Agreement has an initial term that expires on May 1, 2010 and continues for successive one-year terms thereafter as long as its continuance is approved by the Board. The Agreement can be terminated on not more than 60 days’ written notice by NFA, the Trust on behalf of the Fund, a majority of the outstanding voting securities of the Fund or Logan Circle. The Agreement terminates automatically if assigned by any party.

     Fees. Under the Agreement, the annual fee payable by NFA to Logan Circle (as a percentage of the Fund’s average daily net assets) is set forth in the table attached as Exhibit A. The overall advisory fees of the Fund would remain the same under the Agreement, as Logan Circle’s fee is paid out of the advisory fee that NFA receives from the Fund.

     Duties. Under the Agreement, NFA is responsible for assigning all or a portion of the Fund’s assets to Logan Circle and for overseeing and reviewing the performance of Logan Circle. Logan Circle is required to manage the Fund in accordance with the Fund’s investment objective and policies, subject to the supervision of NFA and the Board.

     Brokerage. Under the Agreement, Logan Circle is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers Logan Circle selects and to negotiate commissions to be paid on such transactions. In doing so, Logan Circle is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

     Indemnification. Under the Agreement, Logan Circle and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund or the Fund’s shareholders in the absence of willful misfeasance, bad faith, gross negligence, reckless disregard of its duties under the Agreement or violation of applicable law.

     Logan Circle is required, under the Agreement, to indemnify NFA, the Trust, the Fund and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of Logan Circle’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law, as well as under certain other circumstances. The Agreement also contains provisions pursuant to which NFA is required to indemnify Logan Circle for any liability and expenses which may be sustained by Logan Circle unless they were the result of Logan Circle’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law.

     Regulatory Pronouncements. The Agreement also includes provisions arising from regulatory changes. These provisions include a requirement that Logan Circle establish and maintain written proxy voting procedures in compliance with current applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act. Also, the provisions include language required by Rule 17a-10 under the 1940 Act that permits Logan Circle to execute securities transactions under limited circumstances through broker-dealers deemed to be affiliated with the Fund, subject to certain prohibitions on consultations between Logan Circle and other subadvisers to funds affiliated with the Fund.

     Further Information. The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the Agreement is on file with the SEC and is available (i) in person at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0102 (upon payment of any applicable fees); (ii) by mail at the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102 (upon payment of any applicable fees); or (iii) at the SEC’s website - http://www.sec.gov - through the EDGAR system.

OTHER INFORMATION ABOUT LOGAN CIRCLE

     Logan Circle is located at 1717 Arch Street, Suite 1500, Philadelphia, PA 19103. The following table sets forth the name and principal occupation of each principal executive officer and each director of Logan Circle. The address of each person listed below is 1717 Arch Street, Suite 1500, Philadelphia, PA 19103.

Name	Title
Jude Thaddeus Driscoll	Chief Executive Officer/Director/Managing Director
Louis J. Petriello	General Counsel/Chief Financial Officer/Director
Brian Sir	Director
Ryan K. Brist	Chief Investment Officer/Director
Rita Anne Rauscher	Chief Compliance Officer
Michael Peter Bishof	Chief Compliance Officer

     Logan Circle is a privately-held partnership that is majority-owned by its employees and minority-owned (30%) by Guggenheim Capital LLC.

MORE ABOUT FEES AND EXPENSES

     The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the table attached as Exhibit B.

     During the fiscal year ended December 31, 2008, the Fund paid the amounts to NFA as set forth in the table attached as Exhibit C.

ADDITIONAL INFORMATION

     NFA serves as the Fund’s investment adviser pursuant to an Investment Advisory Agreement that was last approved by the Board, including the Independent Trustees, on January 16, 2009. The Investment Advisory Agreement was last approved by Fund shareholders on April 23, 2007. The key features of the Investment Advisory Agreement are described below.

     Advisory Services. Under the Investment Advisory Agreement, NFA, subject to the supervision and direction of the Board: (i) sets overall investment strategy for the Fund; (ii) has overall supervisory responsibility for the general management and investment of the Fund’s assets; (iii) determines the allocation of assets among one or more subadvisers, if any; and (iv) has full investment discretion to make all determinations with respect to the investment of a Fund’s assets not otherwise assigned to a subadviser. With regard to subadvisers, NFA, subject to the supervision and direction of the Board: (i) researches and evaluates each subadviser, if any; (ii) performs initial due diligence on prospective subadvisers; (iii) monitors each subadviser’s ongoing performance; (iv) communicates performance expectations and evaluations to each subadviser; and (v) recommends to the Board whether a subadviser’s contract should be renewed, modified or terminated. NFA also is responsible for recommending changes or additions to the subadvisers and is responsible for compensating each subadviser. Finally, NFA is responsible for providing periodic reports to the Board concerning the Fund’s business and investments as the Board requests.

     Continuance. The Investment Advisory Agreement may be continued from year to year by a majority vote of the Board or by a vote of a majority of outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval.

     Termination. The Investment Advisory Agreement provides that it may be terminated, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, or by NFA, in each case, upon not more than 60 days’ written notice to the other party. The Investment Advisory Agreement also provides that it will automatically and immediately terminate in the event of its assignment.

     As of February 2, 2009, the Fund had issued and outstanding shares in the amounts as set forth in the table attached as Exhibit D.

     As of February 2, 2009, to the Trust’s knowledge, no person, except as set forth in the table at Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

     As of February 2, 2009, the Executive Officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

     Although Contract Owners are not being asked to vote on the approval of Logan Circle as subadviser to the Fund, the Trust is required by the rules of the SEC to summarize the voting rights of Contract Owners. Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction forms will be sent to the Fund’s shareholders and to Contract Owners who have selected the Fund as an underlying mutual fund option. Shares of the Fund are available exclusively as a pooled funding vehicle for variable contracts offered by the separate accounts, or sub-accounts thereof, of certain life insurance companies (“Participating Insurance Companies”). The Participating Insurance Companies own shares of the Funds as depositors for the Contract Owners. Thus, individual Contract Owners do not vote on such matters directly because they are not shareholders of the Fund. Rather, the Participating Insurance Companies and their separate accounts are shareholders and will then vote the shares of the Fund attributable to the Contract Owners in accordance with Contract Owners’ voting instructions. If voting instructions are not received, the separate accounts will vote the shares of the Fund for which voting instructions have not been received in proportion (for, against, or abstain) to those for which timely voting instructions have been received. As a result, those Contract Owners that choose to vote, as compared with their actual percentage of ownership of the Fund, may control the outcome of the vote. Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote. Contract Owners will also be permitted to revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund’s shareholders and to Contract Owners.

     The foregoing description of Contract Owner voting rights with respect to the Fund is only a brief summary of these rights. Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders and to Contract Owners will fully describe the voting rights of Contract Owners and the voting procedures that will be followed at the shareholder meeting.

     Currently, Nationwide Fund Distributors LLC (“NFD”), an affiliate of NFA, acts as the Trust’s principal underwriter. Under the terms of a Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC (“NFM”), an indirect wholly-owned subsidiary of Nationwide Financial Services, Inc. (“Nationwide Financial”), provides various administrative and accounting services, including daily valuation of the Fund’s shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees. NFM also serves as transfer agent and dividend disbursing agent for the Fund. Prior to May 1, 2007, Nationwide SA Capital Trust (then known as “Gartmore SA Capital Trust”) served as administrator to the Fund, although NFM (which was then known as “Gartmore Investors Services, Inc.”) served as transfer agent. The address for NFA, NFD, and NFM is 1200 River Road, Suite 1000, Conshohocken, Pennsylvania 19428.

     NFA is a wholly owned subsidiary of Nationwide Financial, a holding company which is a direct wholly-owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), each of which is a mutual company owned by its policy holders. The address for each of Nationwide Financial, Nationwide Corporation,

Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

     No Officer or Trustee of the Trust is an officer, employee, or director of Logan Circle, nor do any such Officers or Trustees own securities issued by Logan Circle or have any other material direct or indirect interest in Logan Circle.

     The Trust will furnish without charge, a copy of the Trust’s most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free (800) 848-6331. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request.

By Order of the Board of Trustees of
Nationwide Variable Insurance Trust,

/s/Eric E. Miller
Eric E. Miller, Secretary

April 16, 2009

EXHIBIT A

SUBADVISORY FEES

     The annual fee payable by NFA to Logan Circle (as a percentage of the Fund’s average daily net assets under Logan Circle’s management) is set forth in the following table.

Fund Name	Subadvisory Fees
NVIT Multi Sector Bond Fund	0.30% on Subadviser Assets up to $200 million 0.25% on Subadviser Assets of $200 million and more

A-1

EXHIBIT B

INVESTMENT ADVISORY FEES

     The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the following table.

Fund Name	Advisory Fees
NVIT Multi Sector Bond Fund	0.80% on assets up to $50 million; 0.65% on assets of $50 million up to $250 million; 0.60% on assets of $250 million up to $500 million; 0.55% on assets of $500 million and more.

B-1

EXHIBIT C

INVESTMENT ADVISORY FEES PAID TO NFA

     The chart below sets forth the investment advisory fees paid by the Fund to NFA for the fiscal year ended December 31, 2008. The amount indicated is net of waivers and reimbursements.

Fund	Advisory Fees ($)
NVIT Multi Sector Bond Fund	$883,143

C-1

EXHIBIT D

     As of February 2, 2009, the Fund had issued and outstanding the shares in the amount set forth in the table below.

Fund	Number of Shares Outstanding
NVIT Multi Sector Bond Fund	19,367,987.226
Class I	19,367,987.226
Class III	0.000

D-1

EXHIBIT E

     As of February 2, 2009, to the Trust’s knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the “shares”) of the Fund:

Name and Address of Shareholder	Number of Shares Beneficially Owned	Percentage of the Class Held by the Shareholder
Nationwide Investment Services Corp. c/o IPO Portfolio Accounting One Nationwide Plaza Columbus, OH 43215	19,033,611.784	98.03%

E-1